Exhibit 14.1

MAIN STREET CAPITAL CORPORATION

CODE OF BUSINESS

CONDUCT AND ETHICS

July 2007

CODE OF BUSINESS CONDUCT

AND ETHICS

ii

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Ethics are important to Main Street Capital Corporation (“Main Street”) and to its management.  Main Street is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of Main Street are responsible for maintaining this level of integrity and for complying with the policies contained in this Code.  If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code is intended to:

•                  help you recognize ethical issues and take the appropriate steps to resolve these issues;

•                  deter ethical violations;

•                  assist you in reporting any unethical or illegal conduct; and

•                  reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests.  A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively.  For example, a conflict of interest probably exists if:

•                  you cause us to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•                  you use any nonpublic information about us, our customers or our other business partners for your personal gain, or the gain of a member of your family; or

•                  you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of Main Street when the opportunity to do so presents itself.  Therefore, you may not:

•                  take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us, or through the use of our property or information;

•                  use our property, information, or position for your personal gain or the gain of a family member; or

•                  compete, or prepare to compete, with us.

Confidentiality

You must not disclose confidential information regarding us, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law.  Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Main Street, our affiliates, our lenders, our clients, or our other business partners.

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors.  You must not take unfair advantage of these or other parties by means of:

•                  manipulation;

•                  concealment;

•                  abuse of privileged information;

•                  misrepresentation of material facts; or

•                  any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes.  You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business.  Highlighted below are some of the key compliance guidelines that must be followed.

•                  Insider trading.  It is against the law to buy or sell securities using material information that is not available to the public.  Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information.  You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information.

•                  “Whistleblower” protections.  It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders.  You must not discriminate in any way against an employee who engages in these “whistleblower” activities.

•                  Investment Company Act requirements.  A separate code of ethics has been established to comply with the Investment Company Act of 1940 and is applicable to those persons designated in such code.

•                  Document Retention.  You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies.  You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.

Please talk to any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law.  With this in mind, there are certain behaviors that will not be tolerated.  These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, or marital status.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.  No false or artificial entries may be made.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time.  Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance.  We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed.  This exception supersedes any previously or subsequently established destruction policies for those records.  If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Political Contributions

No funds of Main Street may be given directly to political candidates.  You may, however, engage in political activity with your own resources on your own time.

Media Relations

We must speak with a unified voice in all dealings with the press and other media.  As a result, our Chief Executive Officer and Chief Financial Officer will serve as our contact persons for media seeking information about Main Street.  Any requests from the media must be referred to either our Chief Executive Officer or our Chief Financial Officer.

Intellectual Property Information

Information generated in our business is a valuable asset.  Protecting this information plays an important role in our growth and ability to compete.  Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists.  Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•                  Not disclose this information to persons outside of Main Street;

•                  Not use this information for personal benefit or the benefit of persons outside of Main Street; and

•                  Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work.  You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties.  Incidental and occasional personal use is permitted, but never for personal gain or any improper use.  Further, you are prohibited from discussing or posting information regarding Main Street in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code.  In addition, you should be alert to possible violations of the Code by Main Street’s employees, officers and directors, and you are expected to report a violation promptly.

Normally, reports should be made to one’s immediate supervisor.  Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor.  In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and/or Board of Directors, as the circumstance dictates.  You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of Main Street or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing.  All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us.  The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer.  The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored.   And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report.  All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about Main Street’s conduct, the conduct of an officer of Main Street, or about Main Street’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	MAIN STREET CAPITAL CORPORATION
1300 Post Oak Boulevard, Suite 800
Houston, TX 77056

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal.  If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All of our directors, officers and employees are subject to this Code.

Any amendment or waiver of the Code for an executive officer or member of our Boards of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the Securities and Exchange Commission within five business days.